Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 16, 2024, with respect to the financial statements of Neuraxis, Inc. as of December 31, 2023 and 2022, and for the years then ended which report is included in the Annual Report on Form 10-K of Neuraxis, Inc. for the year ended December 31, 2023, filed with the Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to Neuraxis, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts.”

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

December 13, 2024